SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

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September 1, 2010

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 7, 2010, at 10:00 a.m. Eastern Time. The Annual Meeting will be held at the University Club of Michigan State University at 3435 Forest Road, Lansing, Michigan 48909.

The Annual Meeting will feature a report on Neogen’s business activities, and voting on the election of directors and on other proposals. We also will have product displays and product demonstration by company personnel. On the following pages you will find the notice of the Annual Meeting of Shareholders and the proxy statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

James L. Herbert
Chairman & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

Date:	October 7, 2010

Time:	10:00 a.m., Eastern Time

Place:	The University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909

Items of Business:

•	The election of three Class II directors, each to serve for a three-year term;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011; and

•	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on the Company’s business and have a chance to meet the directors and executive officers. A copy of the 2010 Annual Report is enclosed.

Only shareholders of record at the close of business on August 9, 2010 are entitled to notice of and to vote at the meeting.

Your vote is important. Please vote your shares promptly. Complete, sign, date and return your proxy card to vote your shares. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Richard R. Current
Secretary

September 1, 2010

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October  7, 2010

GENERAL INFORMATION

These proxy materials are provided in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Neogen Corporation (the “Annual Meeting”) to be held on Thursday, October 7, 2010 at 10:00 am, local time, at the University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909, and at any adjournment of the meeting. The solicitation will begin on or about September 3, 2010.

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Election of three directors; and

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board of Directors recommends or, if the Board makes no recommendation, at their discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors; and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011

All shareholders at the close of business on August 9, 2010, the record date for the meeting, are entitled to vote at the meeting. On August 9, 2010 there were 22,696,759 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of Neogen Corporation common stock owned at that time.

If you are a shareholder of record, you may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you should indicate your name and title or capacity.

You may also vote in person at the Annual Meeting or may be represented by another person at the meeting after designating that person by executing a proper proxy.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected to the open director positions. In counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will be counted as not voted.

The proposal to ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm for 2011 will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will have the same effect as a vote against the proposal.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board of Directors currently is comprised of nine directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by vote of a majority of the directors then in office for a term expiring at the next Annual Meeting of shareholders.

Nominees	Expiration of Proposed Term
Class II:
Robert M. Book	2013
Jack C. Parnell	2013
Clayton K. Yeutter, Ph.D.	2013

Directors continuing in office	Expiration of Term
Class I:
Lon M. Bohannon	2012
Richard T. Crowder, Ph.D.	2012
A. Charles Fischer	2012

Class III:
James L. Herbert	2011
G. Bruce Papesh	2011
Thomas H. Reed	2011

Name of Director	Age	Position	Director Since
James L. Herbert	70	Chairman and CEO of the Company, Director	1982
Lon M. Bohannon	57	President and COO of the Company, Director	1996
Robert M. Book (3)	80	Director	1990
Richard T. Crowder Ph.D. (2) (4)	71	Director	2009
A. Charles Fischer (1) (2) (5)	68	Director	2006
G. Bruce Papesh (3) (4)	63	Director	1993
Jack C. Parnell (1) (2) (5) (6)	75	Director	1993
Thomas H. Reed (3) (5)	65	Director	1995
Clayton K. Yeutter, Ph.D. (1) (4)	80	Director	2007

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee
(5)	Member, Nominating Committee
(6)	Lead Independent Director

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board of Directors.

Nominees for the Board of Directors:

Robert M. Book was elected to the Board of Directors in November 1990. Since January 1993, Mr. Book has served as President of AgriVista, Inc., a company that provides agricultural consulting and marketing services. He served as President of the Indiana Institute of Agriculture, Food and Nutrition from 1983 through 1992. He was formerly Group Vice President of Agriculture Marketing for Elanco Products Company, a division of Eli Lilly & Co. Mr. Book’s long career serving in executive marketing positions with a prominent and major agricultural organization gives him unusual and impressive perspective into many of the markets to which Neogen Corporation sells its wide variety of animal and food safety products. It is in this capacity as well as overall agricultural knowledge that he is most valuable as a member of the Board of Directors.

Jack C. Parnell was elected to the Board of Directors in October 1993 and as Chairman of the Board in October 2001. In 2006, Mr. Parnell resigned as Chairman, but remained a Director. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway in Sacramento, California. In 1989, Mr. Parnell was appointed by President George H. W. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the state of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. The firm of Kahn, Soares and Conway currently acts as the Company’s government relations advisor. Mr. Parnell’s service in senior governmental positions in the state of California and U.S. Department of Agriculture allows him to uniquely advise the Board and management on matters of government relations and regulation. It is in the capacity as well as general business knowledge where he is most valuable as a member of the Board of Directors. See also “Information about the Board and Corporate Governance matters.”

Dr. Clayton K. Yeutter was first elected to the Board of Directors in October 2007. Dr. Yeutter has been actively involved in his family’s ranching and cattle feeding operation in Nebraska over his lifetime. Also during that time he has served in sub-cabinet or cabinet-level positions under four presidents of the United States, with his last position as Secretary of Agriculture under President George H. W. Bush. Dr. Yeutter is a former CEO of the Chicago Merchantile Exchange and he has also served on the Boards of Directors of Caterpillar, Texas Instruments, Weyerhaeuser Company, ConAgra Foods and Zurich Financial Services, among several others. He currently serves on the Boards of Directors of American Commercial Lines, Burlington Capital Group, and the Chicago Climate Exchange. Dr. Yeutter served as Secretary of Agriculture in the cabinet of George H.W. Bush where he directed international trade of agricultural products. As Neogen’s international trade has grown to a much higher level, this international insight is of high value to the management and the Board of Directors.

The Board of Directors recommends a vote FOR the above nominees.

Other current members of the Board of Directors:

James L. Herbert is Chairman of the Board and Chief Executive Officer of Neogen Corporation. Previously he was President, Chief Executive Officer, and a Director of the Company since he joined Neogen in June 1982. He resigned as President, but remained CEO and was named Chairman in 2006. Prior to joining Neogen he held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

Lon M. Bohannon is President and Chief Operating Officer of Neogen Corporation. He was elected to the Board of Directors in October 1996. Mr. Bohannon joined Neogen in October 1985 as Vice President of Finance, was promoted to Vice President—Administration and Chief Financial Officer in November 1994 and was named Chief Operating Officer in 1999 and President and COO in 2006. He is responsible for all areas of the Company’s operations except research and corporate development. A certified public accountant, Mr. Bohannon served as Administrative Controller for Federal Forge, Inc., a metal forging and stamping firm, from March 1980 until October 1985, and was associated with the public accounting firm of Ernst & Young from June 1975 to March 1980.

Dr. Richard T. Crowder currently serves as an adjunct professor of Agricultural Economics at Virginia Tech University. From January 2006 until May 2007, he served as United States Chief Agriculture Negotiator with the rank of Ambassador. Prior to this appointment, he served as Chief Executive Officer of the American Seed Trade Association from 2002 to 2006, for five years as Senior Vice President of International Affairs for DeKalb Genetics Corporation (later acquired by Monsanto) and for two years as Executive Vice President of Armour-Swift-Eckrich. He was appointed by President George H.W. Bush to serve from 1989 until 1992 as Under Secretary of the United States Department of Agriculture responsible for international affairs and commodity programs. Dr. Crowder held various senior management positions with Pillsbury Company (now General Mills) for 14 years, including internal board level responsibilities with Burger King Corporation and Steak and Ale Corporation. He currently serves on the Board of Directors of Mendel Biotechnology, Inc. He previously served on the Board of Directors of Soo Line Corporation, Penford Corporation, Commodity Credit Corporation, and Rural Telephone Bank. Dr. Crowder holds B.S. and M.S. degrees from Virginia Tech University and a Ph.D. from Oklahoma State University. Dr. Crowder’s more than 40 years experience in the food, agriculture, and trade industries provides great value and insight to the Board of Directors.

A. Charles Fischer served as President and CEO of Dow AgroSciences and as a member of Dow Chemical Company’s Executive Management Team until his retirement in 2004. He was elected to the Board of Directors in October 2006. Mr. Fischer’s career with Dow Chemical spanned 37 years and included assignments in South America, Europe, the Middle East and Africa. He served as president of CropLife International and CropLife America, as chairman of the National FFA Foundation and was associated in various capacities with the Central Indiana Life Sciences Initiative and the Biotechnology Industry Organization. Mr. Fischer’s management experience, and in particular his international experience, is most highly valued by the Board of Directors.

G. Bruce Papesh was elected to the Board of Directors in October 1993 and was Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company Inc., member SIPC and FINRA, an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the Board of Directors of Immucor, Inc., a publicly traded immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry. Mr. Papesh has experience in the security industry and in financial analysis which contribute greatly to the Board of Directors.

Thomas H. Reed was elected to the Board of Directors in October 1995 and served as Secretary from October 1999 to October 2007. Mr. Reed is a consultant to JBS Packerland, a beef processing company. Formerly he was a special assistant to the President of JBS Packerland. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the Board of Directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees. Mr. Reed’s experience in the animal processing and general agriculture provide insight and value to the Board of Directors.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for 2011. While not required, we are submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2011. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Neogen Corporation and its shareholders.

Relationship with Ernst & Young

Ernst & Young LLP has acted as the Company’s independent registered public accounting firm for eight years. Ernst & Young LLP has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended May 31, 2010 and 2009 were as follows:

	2010	2009
Audit Fees	$266,700	$254,000
Audit-Related Fees	4,100	7,000
Tax Fees	—	1,899
All Other Fees	—	—

	$270,800	$262,899

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. It is expected that Ernst & Young LLP will provide similar audit related services during the fiscal year 2011. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by Ernst & Young LLP other than non-audit services that satisfy a de minimus exception. In the event management wishes to engage Ernst & Young LLP to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Committee, the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information, as of August 9, 2010, with respect to beneficial ownership of Common Stock by the only persons known by the Company to be the beneficial owner of more than 5% of Neogen Corporation common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Brown Capital Management, Inc.	1,969,135	8.7%
1201 North Calvert Street
Baltimore, MD 21202

Black Rock Global Investors	1,602,021	7.1%
400 Howard Street
San Francisco, CA 94105

Riverbridge Partners, LCC	1,163,386	5.1%
Midwest Plaza West Suite 600
Minneapolis, MN 55402

James L. Herbert (1)	1,152,852	5.0%
Neogen Corporation
620 Lesher Place
Lansing, MI 48912

(1)	Includes 145,135 shares of Common Stock that Mr. Herbert has the right to acquire by exercise of options within 60 days of August 9, 2010. Also includes 194,320 shares held in trust for the spouse of Mr. Herbert.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Neogen Corporation, common stock as of August 9, 2010 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
James L. Herbert	1,007,717	(3)	145,135	1,152,852	5.0%
Lon M. Bohannon	351,042		80,969	432,011	1.9%
Robert M. Book	19,387		16,500	35,887
Richard T. Crowder Ph.D.	—		—	—	*
A. Charles Fischer	—		14,250	14,250	*
G. Bruce Papesh	3,006		32,250	35,256	*
Jack C. Parnell	33,050		18,752	51,802	*
Thomas H. Reed	1,688		18,375	20,063	*
Clayton K. Yeutter Ph.D.	3,165	(4)	6,000	9,165	*
Edward L. Bradley	123,532	(5)	97,380	220,912	*
Richard R. Current	46,794		58,120	104,914	*
Terri A. Morrical	30,838	(5)	40,745	71,583	*
Executive officers, directors and nominees as a group (12 persons)	1,620,219		528,476	2,148,695	9.3%

*	Less than 1%

(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 9, 2010 upon exercise of options pursuant to Rule 13d-3 of the Securities Act of 1934.
(3)	Includes 194,320 shares held in trust for the spouse of James L. Herbert.
(4)	Includes shares held in trust for spouse of Clayton Yeutter and shares in an IRA account.
(5)	Includes shares held in Neogen 401-K Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Neogen Corporation is managed under the direction of its Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board held six meetings, and there were a total of six committee meetings during fiscal 2010. Each director attended more than 75% of the total meetings of the Board and the committees on which he served in 2010. Directors are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All the current Board members attended the 2009 Annual Meeting.

Independent Directors

A director is not considered to be independent unless the Board determines that he meets the NASDAQ independence rules and has no material relationship with Neogen Corporation, either directly or through any organization with which he is affiliated that has a relationship with Neogen Corporation. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has concluded that each of the Company’s non-employee directors is independent. As members of management, James L. Herbert, Chairman and Chief Executive Officer and Lon M. Bohannon, President and Chief Operating Officer, are not independent.

Board Committees

The Board has five committees. The current membership, number of meetings held during 2010 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable NASDAQ and SEC regulations.

Compensation Committee—Mr. Yeutter (Chair), Mr. Fischer and Mr. Parnell currently are members of the Compensation Committee, which met once during 2010. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Except in the case of the Chief Executive Officer, management provides recommendations to the Compensation Committee concerning compensation of officers. The Compensation Committee does not have a charter.

Stock Option Committee—Mr. Parnell (Chair), Mr. Crowder, and Mr. Fischer currently are members of the Stock Option Committee, which met once during 2010. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Neogen Corporation Stock Option Plan. Except in the case of the Chief Executive Officer, management provides recommendations to the Stock Option Committee concerning stock option awards for officers and employees. For further information, see “Compensation Discussion and Analysis” in this Proxy Statement.

Governance Committee—Mr. Papesh (Chair), Mr. Yeutter, and Mr. Crowder serve on the Governance Committee assisting the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Governance Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the committee reviews the Company’s adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors. The Governance Committee was in formation during 2010 and held no formal meetings.

Audit Committee—Mr. Reed (Chair), Mr. Book, and Mr. Papesh currently are members of the Audit Committee. The Audit Committee met four times during 2010 and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the “Investor Relations” section of the Company’s website at www.neogen.com. For further information, see “Audit Committee Report” in this Proxy Statement. The Board has determined that Mr. Reed is an “audit committee financial expert” for purposes of applicable SEC rules.

Nominating Committee—Mr. Fischer (Chair), Mr. Parnell, and Mr. Reed currently serve on the Nominating Committee. The Nominating Committee, which met once during 2010 (as a part of the meeting of the whole of the Board of Directors with Mr. Herbert and Mr. Bohannon abstaining from deliberations and voting at the meeting), makes recommendations to the Board regarding individuals for nomination as director. For further information, see the charter of the Nominating Committee that is available in the “Investor Relations” section of the Company’s website at www.neogen.com. When seeking to identify an individual to become a director to fill a new position or vacancy, the Nominating Committee will consult with incumbent directors, management and others. The Nominating Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person’s availability and willingness to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Nominating Committee by writing to the Secretary at 620 Lesher Place, Lansing, Michigan 48912, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Lead Director/Executive Sessions of Non-Management Directors

Mr. Parnell has been designated the Lead Independent Director, with responsibility for coordinating the activities of the other independent directors. Mr. Parnell chairs all executive sessions of the Board.

Mr. Herbert and Mr. Bohannon do not attend the executive sessions except that either officer may attend a portion of any session upon request. At least one executive session is held yearly.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in executive compensation is typically for the Chief Executive Officer to make recommendations on compensation for those other than himself. No member of the Compensation Committee has served as an officer or employee at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of Neogen Corporation’s Board of Directors. None of Neogen Corporation’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning and the Board’s oversight of capital spending and financings; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and Committees; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912 Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Neogen Corporation employee.

Code of Conduct and Ethics

Neogen Corporation has adopted a Code of Conduct applicable to all Neogen Corporation employees, officers and directors, including specifically the Chief Executive Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board of Directors acting as a committee of the whole approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
James L. Herbert	Chairman & Chief Executive Officer
Lon M. Bohannon	President & Chief Operating Officer
Edward L. Bradley	Vice President Food Safety Operations
Richard R. Current	Vice President & Chief Financial Officer & Secretary
Terri A. Morrical	Vice President Animal Safety Operations

Brief biographies of the NEOs, except Mr. Herbert and Mr. Bohannon follow. Biographies of Mr. Herbert and Mr. Bohannon, who are also Directors of the Company, are included in “Proposal I Election of Directors.”

Edward L. Bradley, age 50, joined Neogen in February 1995 as Vice President of Sales and Marketing for AMPCOR Diagnostics, Inc. In June 1996, he was made a Vice President of Neogen Corporation. Currently, Mr. Bradley is responsible for all activities focused on food safety products on a worldwide basis except Research and Development and European operations. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager responsible for 40 employees in its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Richard R. Current, age 66, joined the Company in November 1999 as Vice President & Chief Financial Officer. In October 2007, he was given the added title of Secretary. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of the Shane Group, Inc., a privately held company, from 1991 to 1994. Mr. Current was associated with the public accounting firm of Ernst & Young for 24 years and served as Managing Partner of the Lansing, Michigan office from 1986 to 1991.

Terri A. Morrical, age 45, joined Neogen Corporation in September 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s Animal Safety operations since she joined the Company and currently serves as Vice President in charge of all of the Company’s Animal Safety operations. From 1986 to 1991, she was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time Neogen acquired the business.

Compensation Objectives

Neogen executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary pay elements provided to NEOs are:

•	Base salary;

•	Discretionary Annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other pay elements include health and welfare benefits plans under which the NEOs receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Committee makes decisions about each compensation element in the context of each NEO’s total pay package. Positions at higher levels at Neogen Corporation generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix”.

Each of the compensation elements and its purpose is further described below.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for 2010 is shown in the “Salary” column of the Summary Compensation Table. Base salary rate increases from 2009 to 2010 are shown in the following table.

Name	2010 Salary Rate	2009 Salary Rate	Percent Increase
James L. Herbert	$322,000	$310,000	3.9%
Lon M. Bohannon	224,000	215,000	4.2%
Edward L. Bradley	148,600	142,600	4.2%
Richard R. Current	162,000	156,000	3.8%
Terri A. Morrical	147,500	141,500	4.2%

Discretionary Annual Bonus

Bonuses paid in fiscal 2011 related to fiscal 2010 are as follows:

Name	Target Value	Actual Payments	Percentage of Target
James L. Herbert	$155,000	$155,000	100%
Lon M. Bohannon	90,000	90,000	100%
Edward L. Bradley	48,000	48,000	100%
Richard R. Current	35,000	35,000	100%
Terri A. Morrical	45,000	35,000	78%

Target Values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year Actual Payments are communicated. Bonus payments were determined by the Compensation Committee’s perception of the efforts expended and achievements of the officers during the fiscal year. The Compensation Committee took into account the recommendations of Mr. Herbert with respect to Mr. Bohannon’s bonus, and took into account the recommendations of Mr. Herbert and Mr. Bohannon with respect to Mr. Bradley’s, Mr. Current’s and Ms. Morrical’s bonuses. Bonuses are not based on any formula, but are solely within the discretion of the Compensation Committee. The Committee’s appraisal of the Company’s overall performance was based on the fact that revenues increased 18% to $141 million which was in excess of the planned revenue as a part of the Company’s five-year plan. Operating income for the year was 31% higher than the previous year. Net cash from operating activities was $28 million—up 155% compared to the previous year. Shareholder equity increased 19% as compared to a year earlier. During the year, the management team was responsible for acquisitions adding strategically to the company’s growth plans. Additionally, the company continued in the Standard and Poor’s 600 Index and was named by Fortune Magazine to the list of the 100 fastest growing small public companies in America and by Forbes Magazine as one of the 200 best small public companies in America for the eighth time in ten years. Give the above facts, the Compensation Committee judged that Mr. Herbert, Mr. Bohannon and Mr. Current had been responsible for a significant increase in shareholder value and therefore awarded the full bonus amounts. In addition to the above factors Mr. Bradley and Ms. Morrical’s bonuses are affected by the sales, operating income and other operating matrices of the division for which they have primary responsibility.

Substantially all employees’ bonus arrangements, including all those of the Named Executive Officers, include a provision that the bonuses otherwise payable may be decreased in the event that specific earnings per share targets are not met. Actual performance of $.76 exceeded the earnings per share target.

Long-Term Incentive Compensation

Long-term Incentive Compensation: The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in Neogen Corporation stock.

The long-term incentive mechanism at Neogen Corporation has been and continues to be stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, encourage retention and enable Neogen Corporation to compete for the services of new employees in a competitive market. Neogen Corporation continues to believe that stock options are the most appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring a minimal level of expense and shareholder dilution relative to other long-term incentive programs. Neogen Corporation’s compound growth rate in stock price has been in excess of 30% for the past five years. It is the Company’s view that stock options represent the optimal use of corporate resources and the best way to achieve the objectives of the long-term compensation element.

Neogen Corporation maintains one equity-based long-term incentive plan that has been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan, as amended.

In general, options granted by Neogen Corporation are incentive options with five-year lives that vest 20% per year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. Prior to 2006, these re-characterized options carried three year vesting provisions and ten-year terms. For 2006 and subsequent, the nonqualified options retain the same vesting and life provisions as qualified options. Nonqualified stock options, with up to ten-year terms and vesting 33% per year for the three years following the year of grant, are granted to Directors. In all cases, grant prices are equal to the closing price on the day of the grant. Neogen Corporation does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. Neogen Corporation’s practice has been to make an annual award to the majority of recipients as well as rare hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards that are granted under the terms of the Stock Option Plan. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to Neogen Corporation’s future success, historic grants, retention concerns and, in the aggregate, share availability under the plan and overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the size of the 2010 stock option grants to each of the NEOs.

Name	Number of Options	Compensation Cost Recognized for 2010 Grants (1) (2)
James L. Herbert	75,000	$474,920
Lon M. Bohannon	42,000	265,955
Edward L. Bradley	24,000	151,975
Richard R. Current	7,500	47,492
Terri A. Morrical	22,500	142,476

(1)	Represents the aggregate grant date fair value of each stock option granted in 2010, calculated in accordance with the provisions of the Compensation—Stock compensation Topic of the FASB Codification, and does not allocate the expense to each vesting period.
(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model and the assumptions in the following table:

Black-Scholes Model Assumptions (a)	2010	2009	2008	2007	2006
Risk-free interest rate	2%	2.3%	4.6%	4.7%	4.9%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	37.8%	32.8%	34.2%	46.6%	44.5%
Expected option life	4 Years	4 Years	4 Years	4 Years	4 Years

(a)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, Neogen Corporation matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2% of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan are vested immediately upon payment.

Health and Welfare Benefits Plans: Benefits such as medical, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, dental and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits for 2010 are included in the “All Other Compensation” column of the Summary Compensation Table. In general the value of perquisites granted to NEOs is considered to be de minimis.

2002 Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Neogen Corporation stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of Neogen Corporation. The ESPP purchases stock bi-annually for participants through a third party plan administrator. None of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

Neogen Corporation has a stock ownership policy in place for all corporate officers, including the NEOs and Directors. This reflects the Company’s conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board of Directors at its meeting in July 2007. It is expected that the Compensation Committee will periodically review the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of May 31, 2010, all non-employee directors, the chief executive officer and all corporate officers were at or above the applicable stock ownership requirement or within the expected time period to comply.

Employment Agreements and Severance Policy

Neogen Corporation does not provide employment or severance agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

Chief Executive Officer Compensation

Compensation Information: For purposes of its review of Mr. Herbert’s pay in fiscal 2010, the Compensation Committee considered the following criteria:

•	The success of the Company in the past year;

•	The success of the Company over an extended period; and

•	The importance of Mr. Herbert to the continued success of the Company.

Base Salary: Mr. Herbert’s salary increased to $322,000 in the 2010 year. Base salary determinations include consideration of the level of business performance in 2009, historical base salary increases and time in the position and take into consideration all forms of compensation earned, including long-term incentive compensation earned.

Annual Bonus: Mr. Herbert achieved 100% of his 2010 bonus objectives resulting in a $155,000 payout based on accomplishments during the year. Mr. Herbert’s bonus payout was $150,000 in 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Clayton K. Yeutter Ph.D.

Jack C. Parnell

A. Charles Fischer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of the compensation paid to Neogen Corporation’s principal executive officers, principal financial officer and two other most highly compensated executive officers (the “NEOs”) for fiscal year 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James L. Herbert,	2010	$322,000	$155,000	$474,920	$—	$8,627	$960,547
Chairman & Chief Executive Officer	2009	310,000	150,000	369,450	—	9,586	839,036
	2008	290,000	150,000	441,825	—	8,575	890,400

Lon M. Bohannon,	2010	224,000	90,000	265,955	—	8,400	588,355
President & Chief Operating Officer	2009	215,000	80,000	213,460	—	8,450	516,910
	2008	205,000	75,000	246,600	—	8,050	534,650

Edward L. Bradley,	2010	148,600	48,000	151,975	—	5,864	354,439
Vice President Food Safety Operations	2009	142,000	—	123,150	40,000	5,757	310,907
	2008	135,000	—	143,850	35,000	5,474	319,324

Richard R. Current,	2010	162,000	35,000	47,492	—	7,736	252,228
Vice President & Chief Financial Officer	2009	156,000	33,000	123,150	—	7,655	319,805
	2008	150,000	30,000	143,850	—	6,075	329,925

Terri A. Morrical,	2010	147,500	35,000	142,476	—	5,660	330,636
Vice President Animal Safety Operations	2009	141,500	—	119,045	28,000	6,241	294,786
	2008	135,500	—	143,850	24,000	5,897	309,247

(1)	SEC rules require separation of the discretionary and formulaic aspects of annual bonus payments into the two separate columns—Bonus and Non-Equity Incentive Plan Compensation.
(2)	Amounts represent compensation cost recognized related to stock option awards. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation”.
(3)	In fiscal 2010 all NEOs bonuses were discretionary, and are listed under bonus.
(4)	Includes 401(k) Plan and Employee Stock Purchase Plan matching contributions on account of the 2009 fiscal year. See “Compensation Discussions and Analysis—Compensations Elements” for additional information on these amounts.

The following table sets forth the 2010 compensation cost recognized for 2010 awards or the portion of awards vested in 2010 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2010 Awards	2009 Awards	2008 Awards	2007 Awards	2006 Awards	Total
James L. Herbert	$94,984	$73,890	$88,365	$8,530	$1,274	$267,043
Lon M. Bohannon	53,191	42,692	49,320	40,944	30,576	216,723
Edward L. Bradley	30,395	24,630	28,770	22,178	15,288	121,261
Richard R. Current	9,498	24,630	28,770	22,178	16,562	101,638
Terri A. Morrical	28,495	23,809	28,770	23,884	16,562	121,520

The following table indicates the “mix” of total direct compensation for the NEOs in 2010 based on salary, total bonus payment and the Codification Topic 718 compensation expense of 2010 option awards:

Name	Salary	Annual Bonus	Stock Option Grant-Date Value using Black-Scholes (1)
James L. Herbert	$322,000	$155,000	$474,920
Lon M. Bohannon	224,000	90,000	265,955
Edward L. Bradley	148,600	48,000	151,975
Richard R. Current	162,000	35,000	47,492
Terri A. Morrical	141,500	35,000	142,476

(1)	Calculations use grant-date fair value based on Codification Topic 718 for 2010 stock options grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of option awards granted to the NEOs in year ended May 31, 2010 that are disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise of Base Price of Options Awards (2)	Closing Market price on Date of Grant	Grant-date Fair Value of Options Awards (3)
James L. Herbert	8/24/2009	75,000	$19.55	$19.55	$474,920
Lon M. Bohannon	8/24/2009	42,000	19.55	19.55	265,955
Edward L. Bradley	8/24/2009	24,000	19.55	19.55	151,975
Richard R. Current	8/24/2009	7,500	19.55	19.55	47,492
Terri A. Morrical	8/24/2009	22,500	19.55	19.55	142,476

(1)	Grant Date pertains to the 2010 stock options awards.
(2)	In accordance with the terms of the 2007 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.
(3)	Represents grant-date value based on Codification Topic 718 for August 24, 2009 option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation”.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options that were held by the NEOs at May 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James L. Herbert
	180	180	$8.18	10/31/2010
	2,250	4,500	9.02	11/3/2011
	38,701	58,051	13.55	8/9/2012
	—	5,499	18.19	8/15/2013
	13,500	54,000	18.19	8/15/2013
	32,301	—	6.75	10/10/2013
	9,000	—	9.09	12/21/2014
	1,350	—	8.18	10/31/2015

	97,282	191,732
Lon M. Bohannon
	7,217	2,404	$8.18	10/31/2010
	17,351	21,598	9.02	11/3/2011
	21,600	32,401	13.55	8/9/2012
	7,800	31,201	18.19	8/15/2013
	—	42,001	19.55	8/24/2014

	53,968	129,605
Edward L. Bradley
	—	2,160	$8.18	10/31/2010
	1,823	11,700	9.02	11/3/2011
	12,602	18,898	13.55	8/9/2012
	4,501	17,999	18.19	8/15/2013
	28,529	—	6.75	10/10/2013
	—	24,001	19.55	8/24/2014
	18,125	—	9.09	12/21/2014
	16,200	—	8.18	10/31/2015

	81,780	74,758
Richard R. Current
	4,628	2,316	$8.18	10/31/2010
	12,195	11,699	9.02	11/3/2011
	12,600	18,902	13.55	8/9/2012
	4,501	17,999	18.19	8/15/2013
	—	7,500	19.55	8/24/2014
	5,894	—	8.18	8/24/2014

	39,818	58,416
Terri A. Morrical
	2,340	2,340	$8.18	10/31/2010
	6,300	12,600	9.02	11/3/2011
	12,601	18,899	13.55	8/9/2012
	4,451	17,400	18.19	8/15/2013
	—	22,501	19.55	8/24/2014

	25,592	73,740

(1)	Vesting schedules for Incentive Stock Options are 20% of the shares on each of the first five anniversary dates of the grant. Non-Qualified options that result from Incentive Stock Option grants in excess of allowable amounts had various vesting schedules prior to 2006.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises by the NEOs during 2010.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
James L. Herbert	77,670	$1,065,772
Lon M. Bohannon	53,924	648,855
Edward L. Bradley	18,950	305,959
Richard R. Current	3,564	51,263
Terri A. Morrical	25,773	285,331

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported as the NASDAQ-GS closing price on the exercise date.

Pension Benefits

Neogen Corporation sponsors no defined benefits plans, therefore, none of the NEOs participate in a defined benefit plan sponsored by Neogen Corporation.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2010 to directors who were not employees.

Name	Fees Earned Or Paid In Cash	Option Awards (1)	All Other Compensation		Total
Robert M. Book	$7,500	$19,662			$27,162
Richard T. Crowder Ph.D.	4,500	49,154	—		53,654
A. Charles Fischer	7,000	19,662			26,662
G. Bruce Papesh	7,000	19,662			26,662
Jack C. Parnell	7,000	19,662	9,000	(2)	35,662
Thomas H. Reed	8,000	19,662			27,662
Clayton K. Yeutter Ph.D.	7,000	19,662			26,662

(1)	Amounts represent 2010 compensation cost recognized related to stock option awards during 2010 and prior years. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(2)	Amount represents a retainer paid to the law firm of Kahn, Soares and Conway for consulting services. Mr. Parnell is a member of this firm. The Company has not used services of Kahn, Soares and Conway in excess of the levels allowed for in the retainer since prior to fiscal 2002 and does not expect to exceed those levels in the future.

The following table sets for the 2010 compensation cost recognized for 2010 awards and the portion of awards vested in 2010 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2010 Awards	2009 Awards	2008 Awards	Total
Robert M. Book	$6,554	$4,833	$5,553	$16,940
Richard T. Crowder Ph.D.	16,385	—	—	16,385
A. Charles Fischer	6,554	4,833	5,553	16,940
G. Bruce Papesh	6,554	4,833	5,553	16,940
Jack C. Parnell	6,554	4,833	5,553	16,940
Thomas H. Reed	6,554	4,833	5,553	16,940
Clayton K. Yeutter Ph.D.	6,554	4,833	13,883	25,270

The grant-date fair value of the stock option awards granted in 2010, the compensation cost recognized for 2010 grants, and outstanding option awards at May 31, 2010 were:

Name	Grant-Date Fair Value based Codification Topic 718 for 2010 Grants	Compensation Cost Recognized for 2010 Grants	Option Awards Outstanding at May 31, 2010
Robert M. Book	$19,662	$6,554	22,500
Richard T. Crowder Ph.D.	49,154	16,385	7,500
A. Charles Fischer	19,662	6,554	20,250
G. Bruce Papesh	19,662	6,554	38,250
Jack C. Parnell	19,662	6,554	24,752
Thomas H. Reed	19,662	6,554	24,375
Clayton K. Yeutter Ph.D.	19,662	6,554	13,500

Until August 1, 2007, the Company did not pay director’s fees to any director for attendance at meetings of the Board or standing committees. Effective August 1, 2007 directors are paid $1,000 for each Board meeting attended and $500 for each committee meeting attended. All non-employee directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board of Directors and non-qualified options to purchase 2,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board of Directors. The options expire 10 years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. All directors are eligible to receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of Directors of Neogen Corporation. The committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Neogen’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of management’s assessment of internal control over financial reporting. The Committee monitors and oversees these processes. The Committee also approves the selection and appointment of Neogen’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Committee met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2010 with Neogen’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received written disclosure regarding independence from Ernst & Young LLP as required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning their independence and discussed with Ernst & Young LLP its independence.

Based on the above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal year 2010 annual report on Form 10-K and the Company’s annual report to shareholders.

Submitted by:

Thomas H. Reed

G. Bruce Papesh

Robert M. Book

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2011 Annual Meeting

Shareholders proposals intended to be presented at the annual meeting of shareholders in the year 2011 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Neogen Corporation for consideration not later than May 10, 2011 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2011 must be received by Neogen Corporation not later than May 10, 2011 or they will be considered untimely.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of Neogen Corporation Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. During fiscal 2009, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of Neogen Corporation failed to comply with the requirements of Section 16(a), except Richard Crowder (one form) and James Herbert (one form), each of which was filed late because of administrative error.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 7, 2010. See http//www.neogen.com/Corporate/invest.html for a copy of the 2010 proxy statement and annual report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Richard R. Current

Secretary

September 1, 2010

NEOGEN CORPORATION

Annual Meeting of Shareholders – October 7, 2010

The undersigned hereby appoints James L. Herbert and Richard R. Current, and each of them, with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

Please sign, date and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

NEOGEN CORPORATION

October 7, 2010

Please Detach and Mail in Envelope Provided

☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS FOR THE LISTED NOMINEES AND PROPOSAL 2.

	FOR	WITHHELD
1. ELECTION OF DIRECTORS	☐	☐
Nominees:
Robert M. Book
Jack C. Parnell
Clayton K. Yeutter

To withhold authority to vote for any individual nominee(s) write his or their names in the following space:

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SIGNATURE(S)	TITLE

DATE                                 , 2010

NOTE: Please sign exactly as your name appears on this proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.